                       SECURITIES AND EXCHANGE COMMISSION


                            WASHINGTON, D.C.  20549



                                    FORM 8-K


                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934




      Date of Report (Date of earliest event reported)      June 15, 1994




                               YELLOW CORPORATION
             (Exact name of registrant as specified in its charter)




          Delaware                   0-12255                    48-0948788
(State or other jurisdiction       (Commission              (IRS Employer
    of incorporation)               File Number)             Identification No.)




  10777 Barkley, P. O. Box 7563,       Overland Park, Kansas      66207
(Address of principal executive offices)                       (Zip Code)




Registrant's telephone number, including area code         (913) 967-4300



                                  No Changes.
         (Former name or former address, if changed since last report.)
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Item 5.  Other Events

  On June 15, 1994, Yellow Corporation (the company) announced that it expects to report a loss of between $23 and $25 million, or between $.80 and $.90 per share, for the second quarter of 1994. This loss is entirely due to the 23 day strike during April by the International Brotherhood of Teamsters (IBT) against Yellow Freight System, Inc., the company's largest motor carrier subsidiary. Comparatively, in the second quarter of 1993, the company lost $1.9 million, or $.07 per share, after an $11.2 million after-tax, or $.40 per share, restructuring charge.

  Yellow Freight System is experiencing better-than-anticipated return to pre-strike business levels. The return of business is running about 90 to 95 percent of pre-strike levels, a more rapid return of business than originally
anticipated.   Yellow Freight System showed a profit for the month of May and is winning back business with an intensive marketing effort aimed at restoring customer confidence. They are signing business without additional discounting and are working aggressively to make sure that this trend continues through 1994 and 1995.

  With pricing stability and a healthy economy, the company's primary subsidiary stands to benefit later this year from the flexibility gained in the industry's new four-year agreement with the IBT. Final second quarter results will be available on July 21, 1994.





                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                     YELLOW CORPORATION
                                                         (Registrant)



Date:     June 21, 1994                          /s/ Phillip A. Spangler
                                               Phillip A. Spangler
                                               Vice President and Treasurer